EXHIBIT 11


                 Statement re: Computation of Per Share Earnings


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                                  EAST TEXAS FINANCIAL SERVICES, INC.

                            Statement re: Computation of Per Share Earnings

                                  Fiscal Year Ended September 30, 1997



                                                                                         Total Shares
                                  Total Shares              Unallocated ESOP                 For EPS
                                   Outstanding                   Shares*                   Calculation


September 30, 1996                  1,079,285                    76,321                    1,002,964
October 31, 1996                    1,079,285                    76,321                    1,002,964
November 30, 1996                   1,079,285                    76,321                    1,002,964
December 31, 1996                   1,079,285                    76,321                    1,002,964
January 31, 1997                    1,079,285                    76,321                    1,002,964
February 29, 1997                   1,079,285                    76,321                    1,002,964
March 31, 1997                      1,079,285                    76,321                    1,002,964
April 30, 1997                      1,039,285                    76,321                      962,964
May 31, 1997                        1,025,321                    76,321                      949,000
June 30, 1997                       1,025,321                    76,321                      949,000
July 31, 1997                       1,026,366                    76,321                      950,045
August 31, 1997                     1,026,366                    76,321                      950,045
September 30, 1997                  1,026,366                    65,062                      961,304
                                                                                          ----------

                                                                                          12,743,106
                                                                                          ----------
                                                                            Divided by:           13

                                                                       Weighted average
                                                                    shares outstanding:      980,239
                                                                                          ==========
                                                 Net income of $766,765 divided by:
                                                 weighted average shares outstanding
                                                 of 980,239                                $     .78
                                                                                           =========
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*        In accordance with SOP 93-6,  unallocated  ESOP shares not committed to be released were not considered as outstanding.